CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$13,360,500	$1,345.40

PRICING SUPPLEMENT NO. 1778 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-199966 Dated February 12, 2016

JPMorgan Chase & Co. Trigger Callable Contingent Yield Notes (daily coupon observation)
$13,360,500 Linked to the least performing of the S&P 500® Index, the EURO STOXX 50® Index and the Russell 2000® Index due February 15, 2018
Investment Description
Trigger Callable Contingent Yield Notes are unsecured and unsubordinated notes issued by JPMorgan Chase & Co. (“JPMorgan Chase”) (each, a “Note” and collectively, the “Notes”) linked to the least performing of the S&P 500® Index, the EURO STOXX 50® Index and the Russell 2000® Index (each, an “Index” and together the “Indices”).  If the closing level of each Index is equal to or greater than its Coupon Barrier on each day during a Quarterly Observation Period, JPMorgan Chase will make a Contingent Coupon payment with respect to that Quarterly Observation Period.  If the closing level of any Index is less than its Coupon Barrier on any day during a Quarterly Observation Period, no Contingent Coupon payment will be made.  JPMorgan Chase may, at its election, call the Notes early on any Quarterly Observation End Date (other than the Final Valuation Date) regardless of the closing level of any Index on that Quarterly Observation End Date.  If JPMorgan Chase elects to call the Notes prior to maturity, JPMorgan Chase will pay the principal amount plus any Contingent Coupon for the Quarterly Observation Period ending on the applicable Quarterly Observation End Date and no further amounts will be owed to you.  If JPMorgan Chase does not elect to call the Notes prior to maturity and the Final Index Level of each Index is equal to or greater than its Trigger Level (which is the same level as its Coupon Barrier), JPMorgan Chase will make a cash payment at maturity equal to the principal amount of your Notes, in addition to any Contingent Coupon with respect to the final Quarterly Observation Period.  If JPMorgan Chase does not elect to call the Notes prior to maturity and the Final Index Level of any Index is less than its Trigger Level, JPMorgan Chase will pay you less than the full principal amount, if anything, at maturity, resulting in a loss of your principal amount that is proportionate to the decline in the closing level of the Index with the Lowest Index Return (the “Least Performing Index”) from its Initial Index Level to its Final Index Level.  Investing in the Notes involves significant risks.  You may lose some or all of your principal amount at maturity.  You may receive few or no quarterly Contingent Coupons during the term of the Notes. You will be exposed to the market risk of each Index on each day of the Quarterly Observation Periods and on the Final Valuation Date and any decline in the level of one Index may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the levels of the other Indices.  Generally, a higher Contingent Coupon Rate is associated with a greater risk of loss.  The contingent repayment of principal applies only if you hold the Notes to maturity.  Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of JPMorgan Chase.  If JPMorgan Chase were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.
Features	Key Dates
❑	Contingent Coupon: If the closing level of each Index is equal to or greater than its Coupon Barrier on each day during a Quarterly Observation Period, JPMorgan Chase will make a Contingent Coupon payment with respect to that Quarterly Observation Period. JPMorgan Chase will not pay you the Contingent Coupon for any Quarterly Observation Period in which the closing level of any Index on any day during that Quarterly Observation Period is less than its Coupon Barrier.
❑	Issuer Callable: JPMorgan Chase may, at its election, call the Notes on any Quarterly Observation End Date (other than the Final Valuation Date), regardless of the closing level of any Index on that Quarterly Observation End Date, and pay you the principal amount plus any Contingent Coupon otherwise due for the Quarterly Observation Period ending on that Quarterly Observation End Date. If the Notes are called, no further payments will be made after the Call Settlement Date.
❑
Contingent Repayment of Principal Amount at Maturity: If by maturity the Notes have not been called and each Index closes at or above its Trigger Level on the Final Valuation Date, JPMorgan Chase will pay you the principal amount per Note at maturity, in addition to any Contingent Coupon with respect to the final Quarterly Observation Period.  If any Index closes below its Trigger Level on the Final Valuation Date, JPMorgan Chase will repay less than the principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the decline in the closing level of the Least Performing Index from its Initial Index Value to its Final Index Value.  The contingent repayment of principal applies only if you hold the Notes until maturity.  Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of JPMorgan Chase.

Trade Date	February 12, 2016
Original Issue Date (Settlement Date)	February 18, 2016
Quarterly Observation End Dates[1]	Quarterly (see page 4)
Final Valuation Date[1]	February 12, 2018
Maturity Date[1]	February 15, 2018
[1]	Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Payment Date” and “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” in the accompanying product supplement no. UBS-1a-I

THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. JPMORGAN CHASE IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE LEAST PERFORMING INDEX. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF JPMORGAN CHASE.  YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.
YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 6 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-6 OF THE ACCOMPANYING PRODUCT SUPPLEMENT NO. UBS-1A-I BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES.  THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

Note Offering
We are offering Trigger Callable Contingent Yield Notes linked to the least performing of the S&P 500® Index, the EURO STOXX 50® Index and the Russell 2000® Index.  The Notes are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof.
Index	Contingent Coupon Rate	Initial Index Level	Trigger Level*	Coupon Barrier*	CUSIP / ISIN
S&P 500® Index (Bloomberg Ticker: SPX)	15.05% per annum	1,864.78	1,212.11, which is 65% of the Initial Index Level	1,212.11, which is 65% of the Initial Index Level	48128A194 / US48128A1943
EURO STOXX 50® Index (Bloomberg Ticker: SX5E)		2,756.16	1,791.50, which is 65% of the Initial Index Level	1,791.50, which is 65% of the Initial Index Level
Russell 2000® Index (Bloomberg Ticker: RTY)		971.990	631.794, which is 65% of the Initial Index Level	631.794, which is 65% of the Initial Index Level
*Rounded to two decimal places for the S&P 500® Index and the EURO STOXX 50® Index and rounded to three decimal places for the Russell 2000® Index.
See “Additional Information about JPMorgan Chase & Co. and the Notes” in this pricing supplement. The Notes will have the terms specified in the prospectus and the prospectus supplement, each dated November 7, 2014, product supplement no. UBS-1a-I dated November 7, 2014, underlying supplement no. 1a-I dated November 7, 2014 and this pricing supplement.  The terms of the Notes as set forth in this pricing supplement, to the extent they differ or conflict with those set forth in product supplement no. UBS-1a-I, will supersede the terms set forth in product supplement no. UBS-1a-I.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus, prospectus supplement, product supplement no. UBS-1a-I and underlying supplement no. 1a-I.  Any representation to the contrary is a criminal offense.
	Price to Public(1)		Fees and Commissions(2)		Proceeds to Issuer
Offering of Notes	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the least performing of the S&P 500® Index, the EURO STOXX 50® Index and the Russell 2000® Index	$13,360,500	$10	$200,407.50	$0.15	$13,160,092.50	$9.85
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the Notes.
(2)	UBS Financial Services Inc., which we refer to as UBS, will receive selling commissions from us of $0.15 per $10 principal amount Note. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-87 of the accompanying product supplement no. UBS-1a-I, as supplemented by “Supplemental Plan of Distribution” in this pricing supplement.
The estimated value of the Notes as determined by J.P. Morgan Securities LLC, which we refer to as JPMS, when the terms of the Notes were set, was $9.707 per $10 principal amount Note. See “JPMS’s Estimated Value of the Notes” in this pricing supplement for additional information.
The Notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

UBS Financial Services Inc.

Additional Information about JPMorgan Chase & Co. and the Notes
You should read this pricing supplement together with the prospectus, as supplemented by the prospectus supplement, each dated November 7, 2014, relating to our Series E medium-term notes of which these Notes are a part, and the more detailed information contained in product supplement no. UBS-1a-I dated November 7, 2014 and underlying supplement no. 1a-I dated November 7, 2014.  This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. UBS-1a-I and “Risk Factors” in the accompanying underlying supplement no. 1a-I, as the Notes involve risks not associated with conventional debt securities.
You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):
t	Product supplement no. UBS-1a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008409/e61360_424b2.pdf
t	Underlying supplement no. 1a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008410/e61337_424b2.pdf
t	Prospectus supplement and prospectus, each dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf
As used in this pricing supplement, the “Issuer,” “JPMorgan Chase,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Investor Suitability

The Notes may be suitable for you if, among other considerations:
t	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.
t	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the Least Performing Index.
t	You are willing to accept the individual market risk of each Index on each day of the Quarterly Observation Periods and on the Final Valuation Date and understand that any decline in the level of one Index will not be offset or mitigated by a lesser decline or any potential increase in the levels of the other Indices.
t	You accept that you may not receive a Contingent Coupon on some or all of the Coupon Payment Dates.
t	You understand and accept that you will not participate in any appreciation in the level of any Index and that your potential return is limited to the Contingent Coupons.
t	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the Indices.
t	You are willing to invest in the Notes based on the Contingent Coupon Rate indicated on the cover hereof.
t	You do not seek guaranteed current income from this investment and are willing to forgo dividends paid on the stocks included in the Indices.
t	You are willing to invest in notes that may be called early at JPMorgan Chase’s election or you are otherwise willing to hold such notes to maturity.
t	You accept that there may be little or no secondary market for the Notes and that any secondary market will depend in large part on the price, if any, at which JPMS, is willing to trade the Notes.
t	You understand and accept the risks associated with the Indices.

t	You are willing to assume the credit risk of JPMorgan Chase for all payments under the Notes, and understand that if JPMorgan Chase defaults on its obligations you may not receive any amounts due to you including any repayment of principal.
The Notes may not be suitable for you if, among other considerations:
t	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.
t	You cannot tolerate a loss of all or a substantial portion of your investment and are unwilling to make an investment that may have the same downside market risk as an investment in the Least Performing Index.
t	You are unwilling to accept the individual market risk of each Index on each day of the Quarterly Observation Periods and on the Final Valuation Date or do not understand that any decline in the level of one Index will not be offset or mitigated by a lesser decline or any potential increase in the levels of the other Indices.
t	You require an investment designed to provide a full return of principal at maturity.
t	You do not accept that you may not receive a Contingent Coupon on some or all of the Coupon Payment Dates.
t	You seek an investment that participates in the full appreciation in the level of any or all Indices or that has unlimited return potential.
t	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the Indices.
t	You are not willing to invest in the Notes based on the Contingent Coupon Rate indicated on the cover hereof.
t	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.
t	You seek guaranteed current income from this investment or prefer to receive the dividends paid on the stocks included in the Indices.
t	You are unable or unwilling to hold notes that may be called early at JPMorgan Chase’s election, or you are otherwise unable or unwilling to hold such notes to maturity or you seek an investment for which there will be an active secondary market.
t	You do not understand or accept the risks associated with the Indices.

t	You are not willing to assume the credit risk of JPMorgan Chase for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 6 of this pricing supplement, “Risk Factors” in the accompanying product supplement no. UBS-1a-I and “Risk Factors” in the accompanying underlying supplement no. 1a-I for risks related to an investment in the Notes.  For more information on the Indices, please see the sections titled “The S&P 500® Index,” “The EURO STOXX 50® Index” and “The Russell 2000® Index” below.

Final Terms	Investment Timeline
Issuer:	JPMorgan Chase & Co.
Issue Price:	$10 per Note
Indices:	S&P 500® Index EURO STOXX 50® Index Russell 2000® Index
Principal Amount:	$10 per Note (subject to a minimum purchase of 100 Notes or $1,000)
Term:	Approximately 2 years, unless called earlier at the election of JPMorgan Chase
Issuer Call Feature:
JPMorgan Chase may elect to call the Notes on any Quarterly Observation End Date (other than the Final Valuation Date), regardless of the closing level of any Index on that Quarterly Observation End Date.  If the Notes are called, JPMorgan Chase will pay you on the applicable Call Settlement Date a cash payment per Note equal to the principal amount plus any Contingent Coupon otherwise due for the Quarterly Observation Period ending on the applicable Quarterly Observation End Date, and no further payments will be made on the Notes.  Before JPMorgan Chase elects to call the Notes on a Quarterly Observation End Date, JPMorgan Chase will deliver written notice to The Depository Trust Company (“DTC”) on or before that Quarterly Observation End Date.

Contingent Coupon:
If the closing level of each Index is equal to or greater than its Coupon Barrier on each day during a Quarterly Observation Period, we will pay you the Contingent Coupon for that Quarterly Observation Period on the relevant Coupon Payment Date.
If the closing level of any Index is less than its Coupon Barrier on any day during a Quarterly Observation Period, the Contingent Coupon for that Quarterly Observation Period will not accrue or be payable, and we will not make any payment to you on the relevant Coupon Payment Date.
Each Contingent Coupon will be a fixed amount based on equal quarterly installments at the Contingent Coupon Rate, which is a per annum rate.
Contingent Coupon payments on the Notes are not guaranteed.  We will not pay you the Contingent Coupon for any Quarterly Observation Period in which the closing level of any Index on any day during that Quarterly Observation Period is less than its Coupon Barrier.

Quarterly Observation Period:
With respect to each Coupon Payment Date, the period from but excluding the second immediately preceding Quarterly Observation End Date (or, in the case of the first Coupon Payment Date, from but excluding the Pricing Date) to and including the immediately preceding Quarterly Observation End Date.

Contingent Coupon Rate:	15.05% per annum.
Contingent Coupon payments:	$0.3763 per $10 principal amount Note.
Coupon Payment Dates[1]:
5th business day following the Quarterly Observation End Date on which the applicable Quarterly Observation Period ends, except that the Coupon Payment Date for the final Quarterly Observation Period is the Maturity Date

Call Settlement Dates[1]:	First Coupon Payment Date following the applicable Quarterly Observation End Date
Payment at Maturity (per $10 Note):
If JPMorgan Chase does not elect to call the Notes and the Final Index Level of each Index is equal to or greater than its Trigger Level , we will pay you a cash payment at maturity per $10 principal amount Note equal to $10 plus any Contingent Coupon otherwise due on the Maturity Date.
If JPMorgan Chase does not elect to call the Notes and the Final Index Level of any Index is less than its Trigger Level, we will pay you a cash payment at maturity that is less than $10 per $10 principal amount Note resulting in a loss on your principal amount proportionate to the negative Index Return of the Least Performing Index, equal to:
$10 × (1 + Least Performing Index Return)

Index Return:	With respect to each Index: Final Index Level – Initial Index Level Initial Index Level
Least Performing Index:	The Index with the lowest Index Return
Least Performing Index Return:	The lowest of the Index Returns of the Indices
Initial Index Level:	With respect to each Index, the closing level of that Index on the Trade Date, which was 1,864.78 for the S&P 500® Index, 2,756.16 for the EURO STOXX 50® Index and 971.990 for the Russell 2000® Index
Final Index Level:	With respect to each Index, the closing level of that Index on the Final Valuation Date
Trigger Level[2]:	With respect to each Index, 65% of its Initial Index Level, which is 1,212.11 for the S&P 500® Index, 1,791.50 for the EURO STOXX 50® Index and 631.794 for the Russell 2000® Index
Coupon Barrier[2]:	With respect to each Index, 65% of its Initial Index Level, which is 1,212.11 for the S&P 500® Index, 1,791.50 for the EURO STOXX 50® Index and 631.794 for the Russell 2000® Index
1	See footnote 1 under “Key Dates” on the front cover
2	Rounded to two decimal places for the S&P 500® Index and the EURO STOXX 50® Index and rounded to three decimal places for the Russell 2000® Index
Trade Date	The closing level of each Index (Initial Index Level) is observed, and the Trigger Level and the Coupon Barrier of each Index and the Contingent Coupon Rate are determined.

Quarterly (callable by JPMorgan Chase at its election):
If the closing level of each Index is equal to or greater than its Coupon Barrier on each day during a Quarterly Observation Period, JPMorgan Chase will pay you a Contingent Coupon on the related Coupon Payment Date.
JPMorgan Chase may, at its election and upon written notice to DTC, call the Notes on any Quarterly Observation End Date (other than the Final Valuation Date), regardless of the closing level of any Index on that Quarterly Observation End Date.  If JPMorgan Chase elects to call the Notes, JPMorgan Chase will pay you a cash payment per Note equal to the principal amount plus any Contingent Coupon otherwise due for the applicable Quarterly Observation Period, and no further payments will be made on the Notes.

Maturity Date
The Final Index Level of each Index is determined as of the Final Valuation Date.
If JPMorgan Chase does not elect to call the Notes, the Final Index Level of each Index is equal to or greater than its Trigger Level, at maturity JPMorgan Chase will repay the principal amount equal to $10.00 per Note plus any Contingent Coupon otherwise due on the Maturity Date.
If JPMorgan Chase does not elect to call the Notes and the Final Index Level of any Index is less than its Trigger Level, JPMorgan Chase will repay less than the principal amount, if anything, at maturity, resulting in a loss on your principal amount proportionate to the decline of the Least Performing Index, equal to a return of:
$10 × (1 + Least Performing Index Return) per Note

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT AT MATURITY. YOU MAY RECEIVE FEW OR NO QUARTERLY CONTINGENT COUPONS DURING THE TERM OF THE NOTES. YOU WILL BE EXPOSED TO THE MARKET RISK OF EACH INDEX ON EACH DAY OF THE QUARTERLY OBSERVATION PERIODS AND ON THE FINAL VALUATION DATE AND ANY DECLINE IN THE LEVEL OF ONE INDEX MAY NEGATIVELY AFFECT YOUR RETURN AND WILL NOT BE OFFSET OR MITIGATED BY A LESSER DECLINE OR ANY POTENTIAL INCREASE IN THE LEVELS OF THE OTHER INDICES.  ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF JPMORGAN CHASE.  IF JPMORGAN CHASE WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Quarterly Observation Periods, Quarterly Observation End Dates and Coupon Payment Dates
Quarterly Observation Periods Ending on the Following Quarterly Observation End Dates	Coupon Payment Dates / Call Settlement Dates (if called)
May 12, 2016	May 19, 2016
August 12, 2016	August 19, 2016
November 14, 2016	November 21, 2016
February 13, 2017	February 21, 2017
May 12, 2017	May 19, 2017
August 14, 2017	August 21, 2017
November 13, 2017	November 20, 2017
February 12, 2018* (the Final Valuation Date)	February 15, 2018* (the Maturity Date)
*The Notes are not callable at JPMorgan Chase’s election on the Final Valuation Date.  Thus, the Maturity Date is not a Call Settlement Date.
Each of the Quarterly Observation End Dates, and therefore the Coupon Payment Dates, is subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement no. UBS-1a-I.

What Are the Tax Consequences of the Notes?
You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. UBS-1a-I.  In determining our reporting responsibilities we intend to treat (i) the Notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Coupons as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Prepaid Forward Contracts with Associated Contingent Coupons” in the accompanying product supplement no. UBS-1a-I.  Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the IRS or a court may adopt.
Sale, Exchange or Redemption of a Note.  Assuming the treatment described above is respected, upon a sale or exchange of the Notes (including upon early redemption or redemption at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Notes, which should equal the amount you paid to acquire the Notes (assuming Contingent Coupons are properly treated as ordinary income, consistent with the position referred to above).  This gain or loss should be short-term capital gain or loss unless you hold the Notes for more than one year, in which case the gain or loss should be long-term capital gain or loss, whether or not you are an initial purchaser of the Notes at the issue price.  The deductibility of capital losses is subject to limitations.  If you sell your Notes between the time your right to a Contingent Coupon is fixed and the time it is paid, it is likely that you will be treated as receiving ordinary income equal to the Contingent Coupon.  Although uncertain, it is possible that proceeds received from the sale or exchange of your Notes prior to a Quarterly Observation End Date but that can be attributed to an expected Contingent Coupon payment could be treated as ordinary income.  You should consult your tax adviser regarding this issue.
As described above, there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the Notes could be materially affected.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the Notes, possibly with retroactive effect.  You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.
Non-U.S. Holders — Tax Considerations. The U.S. federal income tax treatment of Contingent Coupons is uncertain, and although we believe it is reasonable to take a position that Contingent Coupons are not subject to U.S. withholding tax (at least if an applicable Form W-8 is provided), a withholding agent may nonetheless withhold on these payments (generally at a rate of 30%, subject to the possible reduction of that rate under an applicable income tax treaty), unless income from your Notes is effectively connected with your conduct of a trade or business in the United States (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States).  If you are not a United States person, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes in light of your particular circumstances.
Non-U.S. holders should also note that, notwithstanding anything to the contrary in the accompanying product supplement no. UBS-1a-I, recently promulgated Treasury regulations imposing a withholding tax on certain “dividend equivalents” under certain “equity linked instruments” will not apply to the Notes.
FATCA. Withholding under legislation commonly referred to as “FATCA” could apply to payments with respect to the Notes that are treated as U.S.-source “fixed or determinable annual or periodical” income (“FDAP Income”) for U.S. federal income tax purposes (such as interest, if the Notes are recharacterized, in whole or in part, as debt instruments, or Contingent Coupons if they are otherwise treated as FDAP Income). Notwithstanding anything to the contrary in the accompanying product supplement no. UBS-1a-I, under a recent IRS notice, withholding under FATCA will not apply to payments of gross proceeds (other than any amount treated as FDAP Income) of a taxable disposition, including an early redemption or redemption at maturity, of the Notes. You should consult your tax adviser regarding the potential application of FATCA to the Notes.
In the event of any withholding on the Notes, we will not be required to pay any additional amounts with respect to amounts so withheld.

Key Risks
An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in any or all of the Indices. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. UBS-1a-I and the “Risk Factors” section of the accompanying underlying supplement no. 1a-I. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.
Risks Relating to the Notes Generally
t	Your Investment in the Notes May Result in a Loss — The Notes differ from ordinary debt securities in that JPMorgan Chase will not necessarily repay the full principal amount of the Notes. If JPMorgan Chase does not elect to call the Notes and the closing level of any Index has declined below its Trigger Level on the Final Valuation Date, you will be fully exposed to any depreciation of the Least Performing Index from its Initial Index Level to its Final Index Level. In this case, JPMorgan Chase will repay less than the full principal amount at maturity, resulting in a loss of principal that is proportionate to the negative Index Return of the Least Performing Index. Under these circumstances, you will lose 1% of your principal for every 1% that the Final Index Level of the Least Performing Index is less than its Initial Index Level and could lose your entire principal amount. As a result, your investment in the Notes may not perform as well as an investment in a security that does not have the potential for full downside exposure to any Index.
t	Credit Risk of JPMorgan Chase & Co. — The Notes are unsecured and unsubordinated debt obligations of the Issuer, JPMorgan Chase & Co., and will rank pari passu with all of our other unsecured and unsubordinated obligations. The Notes are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of JPMorgan Chase & Co. to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of JPMorgan Chase & Co. may affect the market value of the Notes and, in the event JPMorgan Chase & Co. were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire investment.
t	You Are Not Guaranteed Any Contingent Coupons — We will not necessarily make periodic coupon payments on the Notes. If the closing level of any Index is less than its Coupon Barrier on any day during a Quarterly Observation Period, we will not pay you the Contingent Coupon for that Quarterly Observation Period and the Contingent Coupon that would otherwise be payable will not be accrued and will be lost. This will be the case even if the closing levels of the other Indices are greater than or equal to their respective Coupon Barriers on each day during that Quarterly Observation Period, and even if the closing level of that Index was higher than its Coupon Barrier on every other day during the Quarterly Observation Period. If the closing level of any Index is less than its Coupon Barrier on any day during each Quarterly Observation Period, we will not pay you any Contingent Coupon during the term of, and you will not receive a positive return on, your Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on your Notes.
t	Each Quarterly Contingent Coupon Is Based on the Closing Levels of the Indices on Each Day During the Applicable Quarterly Observation Period — Whether a Contingent Coupon will be payable with respect to a Quarterly Observation Period will be based solely on the closing levels of the Indices on each day during that Quarterly Observation Period. If the closing level of any Index on any day during a Quarterly Observation Period is less than its Coupon Barrier, you will not receive any Contingent Coupon with respect to that Quarterly Observation Period. As a result, a Contingent Coupon for a Quarterly Observation Period may be lost after the first day of such period, but you will not know whether you will receive a Contingent Coupon for a Quarterly Observation Period until the end of the related period.
t	Return on the Notes Limited to the Sum of Any Contingent Coupons and You Will Not Participate in Any Appreciation of Any Index — The return potential of the Notes is limited to the specified Contingent Coupon Rate, regardless of the appreciation of any Index, which may be significant. In addition, the total return on the Notes will vary based on the number of Quarterly Observation Periods during which the requirements for a Contingent Coupon have been met prior to maturity or JPMorgan Chase electing to call the Notes. Further, if JPMorgan Chase elects to call the Notes, you will not receive any Contingent Coupons or any other payments in respect of any Quarterly Observation Periods after the Call Settlement Date. If JPMorgan Chase does not elect to call the Notes, you may be subject to the risk of decline in the level of each Index, even though you are not able to participate in any potential appreciation of any Index. As a result, the return on an investment in the Notes could be less than the return on a hypothetical direct investment in any Index. In addition, if JPMorgan Chase does not elect to call the Notes and the Final Index Level of any Index is below its Trigger Level, you will lose some or all of your principal amount and the overall return on the Notes may be less than the amount that would be paid on a conventional debt security of JPMorgan Chase of comparable maturity.
t	Because the Notes Are Linked to the Least Performing Index, You Are Exposed to Greater Risks of No Contingent Coupons and Sustaining a Significant Loss on Your Investment at Maturity Than If the Notes Were Linked to a Single Index — The risk that you will not receive any Contingent Coupons and lose some or all of your initial investment in the Notes at maturity is greater if you invest in the Notes as opposed to substantially similar securities that are linked to the performance of a single Index or to two Indices. With three Indices, it is more likely that the closing level of any Index will be less than its Coupon Barrier on any day during the Quarterly Observation Periods or less than its Trigger Level on the Final Valuation Date. Therefore it is more likely that you will not receive any Contingent Coupons and that you will suffer a significant loss on your investment at maturity. In addition, the performance of the Indices may not be correlated or may be negatively correlated.
The lower the correlation between two Indices, the greater the potential for one of those Indices to close below its Coupon Barrier or Trigger Level on any day during a Quarterly Observation Period or the Final Valuation Date, respectively, and with three Indices there is a greater potential that one pair of Indices will have low or negative correlation.  See “Correlation of the Indices” below.  Although the correlation of the Indices’ performance may change over the term of the Notes, the Contingent Coupon Rate is determined, in part, based on the correlation of the Indices’ performance, as calculated using JPMS’s internal models at the time when the terms of the

Notes are finalized.  A higher Contingent Coupon Rate is generally associated with lower correlation of the Indices, which reflects a greater potential for loss on your investment at maturity.
t	You Are Exposed to the Risk of Decline in the Level of Each Index — Your return on the Notes and your payment at maturity, if any, is not linked to a basket consisting of the Indices. If JPMorgan Chase does not elect to call the Notes, your payment at maturity is contingent upon the performance of each individual Index such that you will be fully exposed to the risks related to each of the Indices. In addition, the performance of the Indices may not be correlated. Poor performance by any of the Indices over the term of the Notes may negatively affect whether you will receive a Contingent Coupon on any Coupon Payment Date and your payment at maturity and will not be offset or mitigated by positive performance by the other Indices. Accordingly, your investment is subject to the risk of decline in the value of each Index.
t	Your Payment at Maturity May Be Determined By the Least Performing Index — Because the payment at maturity will be determined based on the performance of the Least Performing Index, you will not benefit from the performance of the other Indices. Accordingly, if JPMorgan chase does not elect to call the Notes and the Final Index Level of any Index is less than its Trigger Level, you will lose some or all of your principal amount at maturity, even if the Final Index Level of the other Indices is greater than or equal to its Initial Index Level.
t	Contingent Repayment of Principal Applies Only If You Hold the Notes to Maturity — If you are able to sell your Notes in the secondary market prior to maturity, you may have to sell them at a loss relative to your initial investment even if the closing levels of all of the Indices are above their respective Trigger Levels. If by maturity the Notes have not been called, either JPMorgan Chase will repay you the full principal amount per Note, with or without the Contingent Coupon, or, if any Index closes below its Trigger Level on the Final Valuation Date, JPMorgan Chase will repay less than the principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the decline in the closing level of the Least Performing Index from the Trade Date to the Final Valuation Date. This contingent repayment of principal applies only if you hold your Notes to maturity.
t	The Probability That the Closing Level of Any Index Will Fall Below Its Coupon Barrier on Any Day During Any Quarterly Observation Period or Its Trigger Level on the Final Valuation Date Will Depend on the Volatility of That Index — “Volatility” refers to the frequency and magnitude of changes in level of an Index. Greater expected volatility with respect to an Index reflects a higher expectation as of the Trade Date that the level of that Index could close below its Coupon Barrier on any day during any Quarterly Observation Period, resulting in the loss of one or more Contingent Coupons, or below its Trigger Level on the Final Valuation Date of the Notes, resulting in the loss of some or all of your principal amount. In addition, the Contingent Coupon Rate is a fixed rate and depends in part on this expected volatility. A higher Contingent Coupon Rate is generally associated with greater expected volatility. However, each Index’s volatility can change significantly over the term of the Notes. The level of any Index could fall sharply, which could result in a loss of one or more Contingent Coupons and a significant loss of principal.
t	Call and Reinvestment Risk — JPMorgan Chase may, in its sole discretion, elect to call the Notes on any Quarterly Observation End Date (other than the Final Valuation Date), regardless of the closing level of any Index on that Quarterly Observation End Date. If JPMorgan Chase elects to call your Notes early, you will no longer have the opportunity to receive any Contingent Coupons after the applicable Call Settlement Date. The first Quarterly Observation End Date, and the first potential date on which JPMorgan Chase may elect to call the Notes, occurs after approximately three months and therefore you may not have the opportunity to receive any Contingent Coupons after approximately three months. In the event JPMorgan Chase elects to call the Notes, there is no guarantee that you would be able to reinvest the proceeds at a comparable return and/or with a comparable Contingent Coupon Rate for a similar level of risk.
It is more likely that JPMorgan Chase will elect to call the Notes prior to maturity when the expected interest payable on the Notes is greater than the interest that would be payable on other instruments issued by JPMorgan Chase of comparable maturity, terms and credit rating trading in the market.  The greater likelihood of JPMorgan Chase calling the Notes in that environment increases the risk that you will not be able to reinvest the proceeds from the called Notes in an equivalent investment with a similar Contingent Coupon Rate. JPMorgan Chase is less likely to call the Notes prior to maturity when the expected interest payable on the Notes is less than the interest that would be payable on other comparable instruments issued by JPMorgan Chase, which includes when the level of any of the Indices is less than its Coupon Barrier.  Therefore, the Notes are more likely to remain outstanding when the expected interest payable on the Notes is less than what would be payable on other comparable instruments and when your risk of not receiving a Contingent Coupon is relatively higher.
t	Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes and making the assumptions used to determine the pricing of the Notes and the estimated value of the Notes when the terms of the Notes are set, which we refer to as JPMS’s estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the Notes and the value of the Notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the Notes could result in substantial returns for us or our affiliates while the value of the Notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement no. UBS-1a-I for additional information about these risks.
t	JPMS’s Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes — JPMS’s estimated value is only an estimate using several factors. The original issue price of the Notes exceeds JPMS’s estimated value of the Notes because costs associated with selling, structuring and hedging the Notes are included in the original issue price of the Notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.

t	JPMS’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates — JPMS’s estimated value of the Notes is determined by reference to JPMS’s internal pricing models when the terms of the Notes are set. This estimated value is based on market conditions and other relevant factors existing at that time and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for Notes that are greater than or less than JPMS’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Notes from you in secondary market transactions. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.
t	JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt — The internal funding rate used in the determination of JPMS’s estimated value of the Notes generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the Notes to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the Notes and any secondary market prices of the Notes. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.
t	The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period — We generally expect that some of the costs included in the original issue price of the Notes will be partially paid back to you in connection with any repurchases of your Notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your Notes during this initial period may be lower than the value of the Notes as published by JPMS (and which may be shown on your customer account statements).
t	Secondary Market Prices of the Notes Will Likely Be Lower Than the Original Issue Price of the Notes — Any secondary market prices of the Notes will likely be lower than the original issue price of the Notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Notes. As a result, the price, if any, at which JPMS will be willing to buy Notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the Notes.
The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.  See “— Lack of Liquidity” below.
t	Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors — The secondary market price of the Notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the levels of the Indices, including:
t	any actual or potential change in our creditworthiness or credit spreads;
t	customary bid-ask spreads for similarly sized trades;
t	secondary market credit spreads for structured debt issuances;
t	the actual and expected volatility in the levels of the Indices;
t	the time to maturity of the Notes;
t	whether the closing level of any Index has been, or is expected to be, less than its Coupon Barrier on any day during any Quarterly Observation Period and whether the Final Index Level of any Index is expected to be less than its Trigger Level;
t	the dividend rates on the equity securities underlying the Indices;
t	the actual and expected positive or negative correlation between the Indices, or the actual or expected absence of any such correlation;
t	interest and yield rates in the market generally;
t	the exchange rates and the volatility of the exchange rates between the U.S. Dollar and each of the currencies in which the equity securities included in the EURO STOXX 50® Index trade and the correlation among those rates and the levels of the EURO STOXX 50® Index; and
t	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Notes, which may also be reflected on customer account statements.  This price may be different (higher or lower) than the price of the Notes, if any, at which JPMS may be willing to purchase your Notes in the secondary market.

t	Investing in the Notes Is Not Equivalent to Investing in the Stocks Composing the Indices — Investing in the Notes is not equivalent to investing in the stocks included in the Indices. As an investor in the Notes, you will not have any ownership interest or rights in the stocks included in the Indices, such as voting rights, dividend payments or other distributions.
t	We Cannot Control Actions by the Sponsors of the Indices and the Sponsors Have No Obligation to Consider Your Interests — We and our affiliates are not affiliated with the sponsors of the Indices and have no ability to control or predict their actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the Indices. The index sponsors of the Indices are not involved in these Note offerings in any way and have no obligation to consider your interest as an owner of the Notes in taking any actions that might affect the market value of your Notes.
t	Your Return on the Notes Will Not Reflect Dividends on the Stocks Composing the Indices — Your return on the Notes will not reflect the return you would realize if you actually owned the stock included in the Indices and received the dividends on the stock included in the Indices. This is because the calculation agent will determine whether the Notes will be called and whether a Contingent Coupon is payable. The calculation agent will calculate the amount payable to you at maturity of the Notes by reference to the closing level of each Index on the Final Valuation Date, without taking into consideration the value of dividends on the stock included in that Index.
t	No Assurances That the Investment View Implicit in the Notes Will Be Successful — While the Notes are structured to provide for Contingent Coupons if each Index does not close below its Coupon Barrier on any day during the Quarterly Observation Periods, we cannot assure you of the economic environment during the term or at maturity of your Notes.
t	Lack of Liquidity — The Notes will not be listed on any securities exchange. JPMS intends to offer to purchase the Notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which JPMS is willing to buy the Notes.
t	Potentially Inconsistent Research, Opinions or Recommendations by JPMS, UBS or Their Affiliates — JPMS, UBS or their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes, and that may be revised at any time. Any such research, opinions or recommendations may or may not recommend that investors buy or hold the Indices and could affect the level of an Index, and therefore the market value of the Notes.
t	Tax Treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax adviser about your tax situation.
t	Potential JPMorgan Chase & Co. Impact on the Level of an Index — Trading or transactions by JPMorgan Chase & Co. or its affiliates in an Index and/or over-the-counter options, futures or other instruments with returns linked to the performance of an Index may adversely affect the level of that Index and, therefore, the market value of the Notes.
Risks Relating to the Indices
t	We Are Currently One of the Companies that Make Up the S&P 500® Index — We are currently one of the companies that make up the S&P 500® Index. We will not have any obligation to consider your interests as a holder of the Notes in taking any corporate action that might affect the value of the S&P 500® Index and the Notes.
t	Non-U.S. Securities Risk with Respect to the EURO STOXX 50® Index — The equity securities included in the EURO STOXX 50® Index have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the SEC.
t	No Direct Exposure to Fluctuations in Foreign Exchange Rates with Respect to the EURO STOXX 50® Index — The value of the Notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies upon which the equity securities included in the EURO STOXX 50® Index are based, although any currency fluctuations could affect the performance of the EURO STOXX 50® Index. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment or incur any reduction in any payment on the Notes.
t	An Investment in the Notes is Subject to Risks Associated with Small Capitalization Stocks with Respect to the Russell 2000® Index — The equity securities included in the Russell 2000® Index are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. These companies tend to be less well-established than large market capitalization companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

Hypothetical Examples
The examples below illustrate the hypothetical payments on a Coupon Payment Date, upon an issuer-elected call or at maturity under different hypothetical scenarios for a $10.00 Note on an offering of the Notes, with the assumptions set forth below.*  We cannot predict the closing level of any Index on any day during the term of the Notes, including on any day during any Quarterly Observation Period or on the Final Valuation Date.  You should not take these examples as an indication or assurance of the expected performance of the Notes.  Numbers in the examples below have been rounded for ease of analysis.  In these examples, we refer to the S&P 500® Index, the EURO STOXX 50® Index and the Russell 2000® Index as the “SPX Index,” the “SX5E Index” and the “RTY Index,” respectively.
Principal Amount:	$10.00
Term:	Approximately 2 years (unless earlier called)
Hypothetical Initial Index Level:	100.00 for the SPX Index, 100.00 for the SX5E Index and 100.000 for the RTY Index
Contingent Coupon Rate:	15.05% per annum (or 3.763% per quarter)
Quarterly Observation Periods/Quarterly Observation End Dates:	Quarterly
Hypothetical Trigger Level:	65.00 for the SPX Index, 65.00 for the SX5E Index and 65.000 for the RTY Index (which, with respect to each Index, is 65% of the hypothetical Initial Index Level of that Index)
Hypothetical Coupon Barrier:	65.00 for the SPX Index, 65.00 for the SX5E Index and 65.000 for the RTY Index (which, with respect to each Index, is 65% of the hypothetical Initial Index Level of that Index)

*
Terms used for purposes of these hypothetical examples may not represent the actual Initial Index Levels, Coupon Barriers or Trigger Levels.  The hypothetical Initial Index Levels of 100.00 for the SPX Index, 100.00 for the SX5E Index and 100.000 for the RTY Index have been chosen for illustrative purposes only and do not represent the actual Initial Index Level for either Index.  The actual Initial Index Level and resulting Trigger Level and Coupon Barrier of each Index are based on the closing level of that Index on the Trade Date and are specified on the cover of this pricing supplement.  For historical data regarding the actual closing levels of the Indices, please see the historical information set forth under the sections titled “The S&P 500® Index,” “The EURO STOXX 50® Index” and “The Russell 2000® Index” below.

The examples below are hypothetical.  These examples are intended to illustrate (a) the effect of an issuer-elected call, (b) how the payment of a Contingent Coupon with respect to any Quarterly Observation Period will depend on whether the closing level of any Index is less than its Coupon Barrier on any day during that Quarterly Observation Period, (c) how the value of the payment at maturity on the Notes will depend on whether the Final Index Level of any Index is less than its Trigger Level and (d) how the total return on the Notes may be less than the total return on a direct investment in any or all Indices in certain scenarios.  The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the total payments per $10.00 principal amount Note over the term of the Notes to the $10.00 initial issue price.
Example 1 — JPMorgan Chase Elects to Call the Notes on the First Quarterly Observation End Date
Quarterly Observation Period	Lowest Closing Level During Applicable Quarterly Observation Period	Payment (per Note)
First Quarterly Observation Period	SPX Index: 105.00 SX5E Index: 110.00 RTY Index: 90.000	Issuer elects to call the Notes. Closing level of each Index above its Coupon Barrier on each day during Quarterly Observation Period; Issuer pays Contingent Coupon of $0.3763 on Call Settlement Date.
Total Payments (per $10.00 Note):		Payment on Call Settlement Date:	$10.3763 ($10.00 + $0.3763)
		Total:	$10.3763
		Total Return:	3.763%
On the first Quarterly Observation End Date, JPMorgan Chase elects to call the Notes. Because the closing level of each Index is above its applicable Coupon Barrier on each day during the first Quarterly Observation Period, JPMorgan Chase will pay you on the Call Settlement Date $10.3763 per $10.00 principal amount Note, which is equal to your principal amount plus the Contingent Coupon due on the Coupon Payment Date that is also the Call Settlement Date. No further amounts will be owed to you under the Notes.

Example 2 — Notes Are NOT Called and the Final Index Level of Each Index Is Above Its Trigger Level
Quarterly Observation Period	Lowest Closing Level During Applicable Quarterly Observation Period	Final Index Level	Payment (per Note)
First Quarterly Observation Period	SPX Index: 115.00 SX5E Index: 110.00 RTY Index: 105.000	N/A
Notes NOT called at the election of the Issuer. Closing level of each Index above its Coupon Barrier on each day during Quarterly Observation Period; Issuer pays Contingent Coupon of $0.3763 on first Coupon Payment Date.

Second Quarterly Observation Period	SPX Index: 80.00 SX5E Index: 80.00 RTY Index: 90.000	N/A
Notes NOT called at the election of the Issuer. Closing level of each Index above its Coupon Barrier on each day during Quarterly Observation Period; Issuer pays Contingent Coupon of $0.3763 on second Coupon Payment Date.

Third Quarterly Observation Period	SPX Index: 85.00 SX5E Index: 80.00 RTY Index: 45.000	N/A
Notes NOT called at the election of the Issuer. Closing level of RTY Index below its Coupon Barrier on at least one day during Quarterly Observation Period; Issuer DOES NOT pay Contingent Coupon on third Coupon Payment Date.

Fourth to Seventh Quarterly Observation Periods	Various (at least one Index below Coupon Barrier)	N/A
Notes NOT called at the election of the Issuer.  Closing level of at least one Index below its Coupon Barrier on at least one day during Quarterly Observation Period; Issuer DOES NOT pay Contingent Coupon on any of the fourth to seventh Coupon Payment Dates.

Eighth Quarterly Observation Period (the final Quarterly Observation Period)	SPX Index: 110.00 SX5E Index: 85.00 RTY Index: 80.000	SPX Index: 110.00 SX5E Index: 90.00 RTY Index: 85.000
Notes NOT callable. Final Index Level of each Index above its Trigger Level and closing level of each Index above its Coupon Barrier on each day during Quarterly Observation Period; Issuer repays principal plus pays Contingent Coupon of $0.3763 on Maturity Date.

Total Payments (per $10.00 Note):	Payment at Maturity:	$10.3763 ($10.00 + $0.3763)
	Prior Contingent Coupons:	$10.7526 ($0.3763 × 2)
	Total:	$11.1289
	Total Return:	11.289%
In this example, the Issuer does not elect to call the Notes and the Notes remain outstanding until maturity. Because the Final Index Level of each Index is greater than or equal to its Trigger Level and the closing level of each Index is greater than or equal to its Coupon Barrier on each day during the final Quarterly Observation Period, JPMorgan Chase will pay you on the Maturity Date $10.3763 per $10.00 principal amount Note, which is equal to your principal amount plus the Contingent Coupon due on the Coupon Payment Date that is also the Maturity Date.
In addition, because the closing level of each Index was greater than or equal to its Coupon Barrier on each day during the first and second Quarterly Observation Periods, JPMorgan Chase will pay the Contingent Coupon of $0.3763 on the first and second Coupon Payment Dates. However, because the closing level of at least one Index was less than its Coupon Barrier on at least one day during each of the third through seventh Quarterly Observation Periods, JPMorgan Chase will not pay any Contingent Coupon on the Coupon Payment Dates following the applicable Quarterly Observation Periods. Accordingly, JPMorgan Chase will have paid a total of $11.1289 per $10.00 principal amount Note for a 11.289% total return over the approximately two (2) year term of the Notes.

Example 3 — Notes Are NOT Called and the Final Index Level of Each Index Is Above Its Trigger Level
Quarterly Observation Period	Lowest Closing Level During Applicable Quarterly Observation Period	Final Index Level	Payment (per Note)
First Quarterly Observation Period	SPX Index: 115.00 SX5E Index: 110.00 RTY Index: 105.000	N/A
Notes NOT called at the election of the Issuer. Closing level of each Index above its Coupon Barrier on each day during Quarterly Observation Period; Issuer pays Contingent Coupon of $0.3763 on first Coupon Payment Date.

Second Quarterly Observation Period	SPX Index: 80.00 SX5E Index: 80.00 RTY Index: 90.000	N/A
Notes NOT called at the election of the Issuer. Closing level of each Index above its Coupon Barrier on each day during Quarterly Observation Period; Issuer pays Contingent Coupon of $0.3763 on second Coupon Payment Date.

Third Quarterly Observation Period	SPX Index: 85.00 SX5E Index: 80.00 RTY Index: 60.000	N/A
Notes NOT called at the election of the Issuer. Closing level of RTY Index below its Coupon Barrier on at least one day during Quarterly Observation Period; Issuer DOES NOT pay Contingent Coupon on third Coupon Payment Date.

Fourth to Seventh Quarterly Observation Periods	Various (at least one Index below Coupon Barrier)	N/A
Notes NOT called at the election of the Issuer.  Closing level of at least one Index below its Coupon Barrier on at least one day during Quarterly Observation Period; Issuer DOES NOT pay Contingent Coupon on any of the fourth to seventh Coupon Payment Dates.

Eighth Quarterly Observation Period (the final Quarterly Observation Period)	SPX Index: 90.00 SX5E Index: 80.00 RTY Index: 60.000	SPX Index: 110.00 SX5E Index: 90.00 RTY Index: 80.000
Notes NOT callable. Final Index Level of each Index above its Trigger Level but closing level of RTY Index below its Coupon Barrier on at least one day during Quarterly Observation Period; Issuer repays principal but does not pay Contingent Coupon.

Total Payments (per $10.00 Note):			Payment at Maturity:	$10.00
			Prior Contingent Coupons:	$0.7526 ($0.3763 × 2)
			Total:	$10.7526
			Total Return:	7.526%
In this example, the Issuer does not elect to call the Notes and the Notes remain outstanding until maturity. Because the Final Index Level of each Index is greater than or equal to its Trigger Level but the closing level of at least one Index is less than its Coupon Barrier on at least one day during the final Quarterly Observation Period, JPMorgan Chase will pay you on the Maturity Date $10.00 per $10.00 principal amount Note, which is equal to your principal amount, but JPMorgan Chase will not pay any Contingent Coupon on the Maturity Date.
In addition, because the closing level of each Index was greater than or equal to its Coupon Barrier on each day during the first and second Quarterly Observation Periods, JPMorgan Chase will pay the Contingent Coupon of $0.3763 on the first and second Coupon Payment Dates. However, because the closing level of at least one Index was less than its Coupon Barrier on at least one day during each of the third through seventh Quarterly Observation Periods, JPMorgan Chase will not pay any Contingent Coupon on the Coupon Payment Dates following the applicable Quarterly Observation Periods. Accordingly, JPMorgan Chase will have paid a total of $10.7526 per $10.00 principal amount Note for a 7.526% total return over the approximately two (2) year term of the Notes.

Example 4 — Notes Are NOT Called and the Final Index Level of Any Index Is Below Its Trigger Level
Quarterly Observation Period	Lowest Closing Level During Applicable Quarterly Observation Period	Final Index Level	Payment (per Note)
First Quarterly Observation Period	SPX Index: 40.00 SX5E Index: 45.00 RTY Index: 30.000	N/A
Notes NOT called at the election of the Issuer. Closing level of each Index below its Coupon Barrier on at least one day during Quarterly Observation Period; Issuer DOES NOT pay Contingent Coupon on first Coupon Payment Date.

Second Quarterly Observation Period	SPX Index: 105.00 SX5E Index: 45.00 RTY Index: 80.000	N/A
Notes NOT called at the election of the Issuer. Closing level of SX5E Index below its Coupon Barrier on at least one day during Quarterly Observation Period; Issuer DOES NOT pay Contingent Coupon on second Coupon Payment Date.

Third Quarterly Observation Period	SPX Index: 90.00 SX5E Index: 45.00 RTY Index: 80.000	N/A
Notes NOT called at the election of the Issuer. Closing level of SX5E Index below its Coupon Barrier on at least one day during Quarterly Observation Period; Issuer DOES NOT pay Contingent Coupon on third Coupon Payment Date.

Fourth to Seventh Quarterly Observation Periods	Various (at least one Index below Coupon Barrier)	N/A
Notes NOT called at the election of the Issuer. Closing level of at least one Index below its Coupon Barrier on at least one day during Quarterly Observation Period; Issuer DOES NOT pay Contingent Coupon on any of the fourth to seventh Coupon Payment Dates.

Eighth Quarterly Observation Period (the final Quarterly Observation Period)	SPX Index: 45.00 SX5E Index: 100.00 RTY Index: 80.000	SPX Index: 45.00 SX5E Index: 110.00 RTY Index: 80.000
Notes NOT callable. Closing level of SPX Index below its Trigger Level; Issuer DOES NOT pay Contingent Coupon on Maturity Date, and Issuer will repay less than the principal amount resulting in a loss proportionate to the decline of the Least Performing Index.

Total Payments (per $10.00 Note):	Payment at Maturity:	$4.50
	Prior Contingent Coupons:	$0.00
	Total:	$4.50
	Total Return:	-55.00%
In this example, the Issuer does not elect to call the Notes and the Notes remain outstanding until maturity. Because the Final Index Level of at least one Index is less than its Trigger Level on the Final Valuation Date, at maturity, JPMorgan Chase will pay you a total of $4.50 per $10.00 principal amount, for a -55.00% total return on the Notes, calculated as follows:
$10.00 × (1 + Least Performing Index Return)
Step 1:  Determine the Index Return of each Index:
Index Return of the SPX Index:
Final Index Level – Initial Index Level	=	45.00 – 100.00	= -55.00%
Initial Index Level		100.00
Index Return of the SX5E Index:
Final Index Level – Initial Index Level	=	110.00 – 100.00	= 10.00%
Initial Index Level		100.00
Index Return of the RTY Index:
Final Index Level – Initial Index Level	=	80.000 – 100.000	= -20.00%
Initial Index Level		100.000
Step 2:  Determine the Least Performing Index. The SPX Index is the Index with the lowest Index Return.
Step 3:  Calculate the Payment at Maturity:
$10.00 × (1 + Least Performing Index Return) = $10.00 × (1 + -55.00%) = $4.50
In addition, because the closing level of at least one Index is less than its Coupon Barrier on at least one day during each Quarterly Observation Period, JPMorgan Chase will not pay any Contingent Coupons over the term of the Notes.  Accordingly, JPMorgan Chase will have paid a total of $4.50 per $10.00 principal amount Note for a -55.00% total return over the approximately two (2) year term of the Notes.

The Indices
Included on the following pages is a brief description of the Indices.  This information has been obtained from publicly available sources, without independent verification.  Set forth below is a table that provides the quarterly high and low closing levels of each Index.  This information given below is for the four calendar quarters in each of 2011, 2012, 2013, 2014 and 2015.  Partial data is provided for the first calendar quarter of 2016.  We obtained the closing levels information set forth below from the Bloomberg Professional® service (“Bloomberg”), without independent verification.  You should not take the historical levels of any Index as an indication of future performance.
The S&P 500® Index
The S&P 500® Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets.  For additional information about the S&P 500® Index, see the information set forth under “Equity Index Descriptions — The S&P 500® Index” in the accompanying underlying supplement no. 1a-I.
Historical Information
The following table sets forth the quarterly high and low closing levels of the S&P 500® Index, based on daily closing levels of the Index as reported by Bloomberg, without independent verification.  The closing level of the S&P 500® Index on February 12, 2016 was 1,864.78.  We obtained the closing levels of the S&P 500® Index above and below from Bloomberg, without independent verification.  You should not take the historical levels of the Index as an indication of future performance.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Close
1/1/2011	3/31/2011	1,343.01	1,256.88	1,325.83
4/1/2011	6/30/2011	1,363.61	1,265.42	1,320.64
7/1/2011	9/30/2011	1,353.22	1,119.46	1,131.42
10/1/2011	12/31/2011	1,285.09	1,099.23	1,257.60
1/1/2012	3/31/2012	1,416.51	1,277.06	1,408.47
4/1/2012	6/30/2012	1,419.04	1,278.04	1,362.16
7/1/2012	9/30/2012	1,465.77	1,334.76	1,440.67
10/1/2012	12/31/2012	1,461.40	1,353.33	1,426.19
1/1/2013	3/31/2013	1,569.19	1,457.15	1,569.19
4/1/2013	6/30/2013	1,669.16	1,541.61	1,606.28
7/1/2013	9/30/2013	1,725.52	1,614.08	1,681.55
10/1/2013	12/31/2013	1,848.36	1,655.45	1,848.36
1/1/2014	3/31/2014	1,878.04	1,741.89	1,872.34
4/1/2014	6/30/2014	1,962.87	1,815.69	1,960.23
7/1/2014	9/30/2014	2,011.36	1,909.57	1,972.29
10/1/2014	12/31/2014	2,090.57	1,862.49	2,058.90
1/1/2015	3/31/3015	2,117.39	1,992.67	2,067.89
4/1/2015	6/30/2015	2,130.82	2,057.64	2,063.11
7/1/2015	9/30/2015	2,128.28	1,867.61	1,920.03
10/1/2015	12/31/2015	2,109.79	1,923.82	2,043.94
1/1/2016	2/12/2016*	2,016.71	1,829.08	1,864.78

*	As of the date of this pricing supplement, available information for the first calendar quarter of 2016 includes data for the period from January 1, 2016 through February 12, 2016. Accordingly, the “Quarterly High,” “Quarterly Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2016.

The graph below illustrates the daily performance of the S&P 500® Index from January 3, 2006 through February 12, 2016, based on information from Bloomberg, without independent verification.  The dotted line represents the Trigger Level and Coupon Barrier of 1,212.11, equal to 65% of the closing level of the S&P 500® Index on February 12, 2016.
Past performance of the Index is not indicative of the future performance of the S&P 500® Index.

The EURO STOXX 50® Index
The EURO STOXX 50® Index consists of 50 component stocks of market sector leaders from within the Eurozone.  The EURO STOXX 50® Index and STOXX® are the intellectual property (including registered trademarks) of STOXX Limited, Zurich, Switzerland and/or its licensors (the “Licensors”), which are used under license.  The Securities based on the EURO STOXX 50® Index are in no way sponsored, endorsed, sold or promoted by STOXX Limited and its Licensors and neither Stoxx Limited nor any of its Licensors shall have any liability with respect thereto.  For additional information about the EURO STOXX 50® Index, see the information set forth under “Equity Index Descriptions — The EURO STOXX 50® Index” in the accompanying underlying supplement no. 1a-I.
Historical Information Regarding the EURO STOXX 50® Index
The following table sets forth the quarterly high and low closing levels of the EURO STOXX 50® Index, based on daily closing levels of the Index as reported by Bloomberg, without independent verification.  The closing level of the EURO STOXX 50® Index on February 12, 2016 was 2,756.16.  We obtained the closing levels of the EURO STOXX 50® Index above and below from Bloomberg, without independent verification.  You should not take the historical levels of the EURO STOXX 50® Index as an indication of future performance.
Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Close
1/1/2011	3/31/2011	3,068.00	2,721.24	2,910.91
4/1/2011	6/30/2011	3,011.25	2,715.88	2,848.53
7/1/2011	9/30/2011	2,875.67	1,995.01	2,179.66
10/1/2011	12/31/2011	2,476.92	2,090.25	2,316.55
1/1/2012	3/31/2012	2,608.42	2,286.45	2,477.28
4/1/2012	6/30/2012	2,501.18	2,068.66	2,264.72
7/1/2012	9/30/2012	2,594.56	2,151.54	2,454.26
10/1/2012	12/31/2012	2,659.95	2,427.32	2,635.93
1/1/2013	3/31/2013	2,749.27	2,570.52	2,624.02
4/1/2013	6/30/2013	2,835.87	2,511.83	2,602.59
7/1/2013	9/30/2013	2,936.20	2,570.76	2,893.15
10/1/2013	12/31/2013	3,111.37	2,902.12	3,109.00
1/1/2014	3/31/2014	3,172.43	2,962.49	3,161.60
4/1/2014	6/30/2014	3,314.80	3,091.52	3,228.24
7/1/2014	9/30/2014	3,289.75	3,006.83	3,225.93
10/1/2014	12/31/2014	3,277.38	2,874.65	3,146.43
1/1/2015	3/31/3015	3,731.35	3,007.91	3,697.38
4/1/2015	6/30/2015	3,828.78	3,424.30	3,424.30
7/1/2015	9/30/2015	3,686.58	3,019.34	3,100.67
10/1/2015	12/31/2015	3,506.45	3,069.05	3,267.52
1/1/2016	2/12/2016*	3,178.01	2,680.35	2,756.16
*	As of the date of this pricing supplement, available information for the first calendar quarter of 2016 includes data for the period from January 1, 2016 through February 12, 2016. Accordingly, the “Quarterly High,” “Quarterly Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2016.

The graph below illustrates the daily performance of the EURO STOXX 50® Index from January 3, 2006 through February 12, 2016, based on information from Bloomberg, without independent verification.  The dotted line represents the Trigger Level and Coupon Barrier of 1,791.50, equal to 65% of the closing level of the EURO STOXX 50® Index on February 12, 2016.
Past performance of the Index is not indicative of the future performance of the EURO STOXX 50® Index.

The Russell 2000® Index
The Russell 2000® Index consists of the middle 2,000 companies included in the Russell 3000E™ Index and, as a result of the index calculation methodology, consists of the smallest 2,000 companies included in the Russell 3000® Index.  The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market.  For additional information about the Russell 2000® Index, see the information set forth under “Equity Index Descriptions — The Russell Indices” in the accompanying underlying supplement no. 1a-I.
Historical Information Regarding the Russell 2000® Index
The following table sets forth the quarterly high and low closing levels of the Russell 2000® Index, based on daily closing levels of the Index as reported by Bloomberg, without independent verification.  The closing level of the Russell 2000® Index on February 12, 2016 was 971.990.  We obtained the closing levels of the Russell 2000® Index above and below from Bloomberg, without independent verification.  Although Russell Investments publishes the closing levels of the Russell 2000® Index to six decimal places, Bloomberg publishes the closing levels of the Russell 2000® Index to only three decimal places.  You should not take the historical levels of the Russell 2000® Index as an indication of future performance.
Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Close
1/1/2011	3/31/2011	843.549	773.184	843.549
4/1/2011	6/30/2011	865.291	777.197	827.429
7/1/2011	9/30/2011	858.113	643.421	644.156
10/1/2011	12/31/2011	765.432	609.490	740.916
1/1/2012	3/31/2012	846.129	747.275	830.301
4/1/2012	6/30/2012	840.626	737.241	798.487
7/1/2012	9/30/2012	864.697	767.751	837.450
10/1/2012	12/31/2012	852.495	769.483	849.350
1/1/2013	3/31/2013	953.068	872.605	951.542
4/1/2013	6/30/2013	999.985	901.513	977.475
7/1/2013	9/30/2013	1,078.409	989.535	1,073.786
10/1/2013	12/31/2013	1,163.637	1,043.459	1,163.637
1/1/2014	3/31/2014	1,208.651	1,093.594	1,173.038
4/1/2014	6/30/2014	1,192.964	1,095.986	1,192.964
7/1/2014	9/30/2014	1,208.150	1,101.676	1,101.676
10/1/2014	12/31/2014	1,219.109	1,049.303	1,204.696
1/1/2015	3/31/3015	1,266.373	1,154.709	1,252.772
4/1/2015	6/30/2015	1,295.799	1,215.417	1,253.947
7/1/2015	9/30/2015	1,273.328	1,083.907	1,100.688
10/1/2015	12/31/2015	1,204.159	1,097.552	1,135.889
1/1/2016	2/12/2016*	1,110.439	953.715	971.990
*	As of the date of this pricing supplement, available information for the first calendar quarter of 2016 includes data for the period from January 1, 2016 through February 12, 2016. Accordingly, the “Quarterly High,” “Quarterly Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2016.

The graph below illustrates the daily performance of the Russell 2000® Index from January 3, 2006 through February 12, 2016, based on information from Bloomberg, without independent verification.  The dotted line represents the Trigger Level and Coupon Barrier of 631.794, equal to 65% of the closing level of the Russell 2000® Index on February 12, 2016.

Past performance of the Index is not indicative of the future performance of the Russell 2000® Index.

Correlation of the Indices
The graph below illustrates the daily performance of the S&P 500® Index, the EURO STOXX 50® Index and the Russell 2000® Index from January 3, 2006 through February 12, 2016.  For comparison purposes, each Index has been normalized to have a closing level of 100.00 on January 3, 2006 by dividing the closing level of that Index on each day by the closing level of that Index on January 3, 2006 and multiplying by 100.00.  We obtained the closing levels used to determine the normalized closing levels set forth below from Bloomberg, without independent verification.
Past performance of the Indices is not indicative of the future performance of the Indices.
The correlation of a pair of Indices represents a statistical measurement of the degree to which the returns of those Indices were similar to each other over a given period in terms of timing and direction (i.e., positive or negative).  Set forth below is a table that provides the correlation of each pair of Indices, calculated based on the daily returns of the Indices from January 3, 2006 through February 12, 2016, based on information from Bloomberg, without independent verification.  You should not take the historical correlations of the Indices as an indication of future correlation.
	S&P 500® Index	Russell 2000® Index	EURO STOXX 50® Index
S&P 500® Index	—	0.925	0.614
Russell 2000® Index	0.925	—	0.544
EURO STOXX 50® Index	0.614	0.544	—

A correlation of 1.000 for a pair of Indices represents a perfect positive correlation.  This means that the closing levels of that pair of Indices have moved in the same direction and the ratio of their daily returns has been constant.  A correlation of -1.000 for a pair of Indices represents a perfect negative correlation.  This means that the closing levels of that pair of Indices have moved in the opposite direction and the ratio of their daily returns has been constant.  A correlation of 0.000 for a pair of Indices means that the Indices are uncorrelated.  This means that there is no statistical relationship between the daily returns of that pair of Indices.  The closer the correlation of a pair of Indices is to 1.000, the more positively correlated those Indices are. The closer the correlation of a pair of Indices is to -1.000, the more negatively correlated those Indices.  The closer the correlation of a pair of Indices is to 0.000, the less correlated those Indices are.  The lower the correlation between two Indices, the greater the potential for one of those Indices to close below its Coupon Barrier or Trigger Level on any day during a Quarterly Observation Period or the Final Valuation Date, respectively.
The correlations set forth above are based on the historical performance of the Index, and you should not take those historical correlations as an indication of future correlation.  In addition, the correlations set forth above are not the same as the correlations referenced in setting the terms of the notes.  The correlations referenced in setting the terms of the notes are calculated using JPMS’ internal models and are not derived from the daily returns of the Indices over the period set forth above.  Although the correlation of the Indices’ performance may change over the term of the Notes, the Contingent Coupon Rate is determined, in part, based on the correlations of the Indices’ performance calculated using JPMS’ internal models at the time when the terms of the Notes are finalized. A higher Contingent Coupon Rate is generally associated with lower correlation of the Indices, which reflects a greater potential for missed Contingent Coupons and for a loss on your investment at maturity.

Supplemental Plan of Distribution
We have agreed to indemnify UBS and JPMS against liabilities under the Securities Act of 1933, as amended, or to contribute to payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We have agreedthat UBS may sell all or a part of the Notes that it purchases from us to the public or its affiliates at the price to public indicated on the cover hereof.
Subject to regulatory constraints, JPMS intends to offer to purchase the Notes in the secondary market, but it is not required to do so.
We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes, and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Supplemental Use of Proceeds” in this pricing supplement and “Use of Proceeds and Hedging” beginning on page PS-43 of the accompanying product supplement no. UBS-1a-I.
JPMS’s Estimated Value of the Notes
JPMS’s estimated value of the Notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the Notes.  JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your Notes in any secondary market (if any exists) at any time.  The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  For additional information, see “Key Risks — Risks Relating to the Notes Generally — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.”  The value of the derivative or derivatives underlying the economic terms of the Notes is derived from JPMS’s internal pricing models.  These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments.  Accordingly, JPMS’s estimated value of the Notes is determined when the terms of the Notes are set based on market conditions and other relevant factors and assumptions existing at that time.  See “Key Risks — Risks Relating to the Notes Generally — JPMS’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.”
JPMS’s estimated value of the Notes is lower than the original issue price of the Notes because costs associated with selling, structuring and hedging the Notes are included in the original issue price of the Notes.  These costs include the selling commissions paid to UBS, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes.  Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss.  We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Notes.  See “Key Risks — Risks Relating to the Notes Generally — JPMS’s Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.
Secondary Market Prices of the Notes
For information about factors that will impact any secondary market prices of the Notes, see “Key Risks — Risks Relating to the Notes Generally — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the Notes will be partially paid back to you in connection with any repurchases of your Notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be up to five months.  The length of any such initial period reflects secondary market volumes for the Notes, the structure of the Notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Notes and when these costs are incurred, as determined by JPMS.  See “Key Risks — Risks Relating to the Notes Generally — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period.”
Supplemental Use of Proceeds
The Notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Notes.  See “Hypothetical Examples” in this pricing supplement for an illustration of the risk-return profile of the Notes and “The Indices” in this pricing supplement for a description of the market exposure provided by the Notes.
The original issue price of the Notes is equal to JPMS’s estimated value of the Notes plus the selling commissions paid to UBS, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes, plus the estimated cost of hedging our obligations under the Notes.
Validity of the Securities
In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the Notes offered by this pricing supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Notes will be our valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.  This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the Notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated November 7, 2014, which was filed as an exhibit to the Registration Statement on Form S-3 by us on November 7, 2014.